Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of Lennar Corporation on Form S-4, relating to the guarantees of the $500,000,000 Series B 5.60% Senior Notes due 2015, of our reports dated February 11, 2005 (October 21, 2005 as to the effects of the restatement discussed in Note 19) relating to the consolidated financial statements (which report expresses an unqualified opinion and includes and explanatory paragraph relating to the restatement discussed in Note 19) and consolidated financial statement schedule of Lennar Corporation, and our report dated February 11, 2005 (October 21, 2005 as to the effects of the material weakness) on management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of Lennar Corporation for the year ended November 30, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Miami, Florida
October 21, 2005